UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
March 18, 2011
America Service Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19673	51-0332317

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

105 Westpark Drive, Suite 200, Brentwood, Tennessee	37027

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 373-3100
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     (a) As previously disclosed on March 3, 2011, John McCauley, who had served on the Board of Directors for America Service Group Inc. (the “Company”) since 2006 filled the newly created position of Chief Risk Officer of the Company, effective March 1, 2011, and stepped down from the Company’s Board of Directors effective as of that date. Mr. McCauley had served as a member of the Company’s audit committee.
     As a result of this director resignation, on March 18, 2011, the Company received a letter from The NASDAQ Stock Market, Inc. (“NASDAQ”) Listing Qualifications stating that the Company is not in compliance with NASDAQ’s independent audit committee requirements for continued listing set forth in Listing Rule 5605. Specifically, Listing Rule 5605 requires that the audit committee be comprised of at least three independent directors. The resignation of Mr. McCauley reduced the audit committee from three independent directors to two, resulting in non-compliance with the independent audit committee requirement for continued listing on NASDQAQ. However, consistent with Listing Rule 5605 (c)(4)(A), NASDAQ has given the Company a cure period to regain compliance as follows:
(i)	until the earlier of the Company’s next annual shareholders’ meeting or March 1, 2012; or

(ii)	if the next annual shareholders’ meeting is held before August 29, 2011, then the Company must evidence compliance no later than August 29, 2011.
     The Company’s Board of Directors is currently considering a replacement for Mr. McCauley on the audit committee from amongst the current board members who satisfy NASDAQ’s requirements for independence and anticipates replacing Mr. McCauley on the audit committee prior to the next audit committee meeting which is scheduled to be held prior to the end of the cure period.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA SERVICE GROUP INC.
Date: March 23, 2011	By:	/s/ Michael W. Taylor
Michael W. Taylor
Executive Vice President and Chief Financial Officer